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NRx Pharmaceuticals, Inc.

4Q and Full Year 2024 Earnings Call

March 17, 2025

CORPORATE PARTICIPANTS

Matthew Duffy, *Chief Business Officer*

Jonathan Javitt, MD, MPH, *Founder, Chairman and Chief Executive Officer*

Michael Abrams, *Chief Financial Officer*

CONFERENCE CALL PARTICIPANTS

Jason Kolbert, *D. Boral Capital*

Thomas Shrader, *BTIG*

Vernon Bernardino, *H.C. Wainwright*

Edward Woo, *Ascendiant Capital*

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the NRx Pharmaceuticals 4Q and Full Year 2024 Earnings Call.

At this time, all lines are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. If at any time during this call you require immediate assistance, please press star, zero for the Operator.

This call is being recorded on Monday, March 17, 2025.

I would now like to turn the conference over to Matthew Duffy, Chief Business Officer. Please go ahead.

Matthew Duffy

Thank you, Joelle, and good morning, everyone. Welcome to our call.

Before we proceed with the call, I would like to remind everyone that certain statements made during this call are forward-looking statements under U.S. federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from historical experience or present expectations. Additional information concerning factors that could cause actual results to differ from statements made on this call is contained in our periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made during this call speak only as of the day hereof, and the Company undertakes no obligation to update or revise the forward looking statements.

Information presented on this call is contained in the press release issued this morning and the Company's Form 10-K, which was filed on Friday and may be accessed from the Investor page of the NRx Pharmaceuticals, Inc. website.

Joining me today on the call are Jonathan Javitt, our Founder, Chairman and CEO, and Michael Abrams, our Chief Financial Officer. Dr. Javitt will provide an overview of our Company's progress as reported in the 10-K and in the press release, following which Mike will review the Company's financial results. Following our prepared remarks, we will address Investor questions.

I will now turn the call over to Jonathan. Jonathan?

Jonathan Javitt

Thank you, Matt.

Good morning, everyone. Thank you for joining us.

As you know, the Board asked me to assume leadership of NRx five months ago and to chart a path forward in the context of a capital market environment that's been less than supportive of pre-revenue biotechnology companies. Over the past five months, we've raised new capital, retired toxic debt and begun executing on a path that leads our enterprise from a purely research and development focused company to a healthcare company that has potential to generate revenue and look forward to profit by the end of 2025. We believe that's rare among small cap biotech companies.

At NRx, we continue to be driven by our mission to treat and prevent suicidality, depression, PTSD and related disorders. While our mission has not changed, our path to revenue has advanced. Moreover, the U.S. government and particularly the new administration has expressed increased commitment to the treatment of these lethal conditions with the class of medicines and clinical approaches that are central to our business. NRx Incorporated now owns two operating entities, the original NeuroRx business and the newly created Hope Therapeutics. All drugs under development are owned by NRx, while Hope is focused on delivering clinical care.

Under the original NeuroRx business, we've initiated filing of a new drug application or NDA for NRX-100, our preservative free intravenous ketamine based on stability data that support more than two years of room temperature shelf stability. We have proven manufacturing capacity to supply more than 1 million doses per month should we gain FDA approval. We believe the strategic term sheet we have received to acquire this product for more than $300 million in total milestones and a double digit royalty provides further validation of our drug development approach.

NeuroRx is further preparing an accelerated NDA filing for NRX-101, a fixed dose combination of D-cycloserine and lurasidone with the anticipation that we will initiate an NDA filing in the coming quarter under accelerated approval. Last year, we incorporated Hope Therapeutics as a wholly owned subsidiary and began refining its mission. Simply put, NeuroRx will continue developing life-saving drugs, while Hope will own clinics to treat patients with depression, PTSD and other life threatening brain diseases with a combination of drugs, medical devices, digital therapeutics and integrated psychiatric care. Those wishing to understand the mission of Hope may gain insight from our presentation at the Sachs Biotechnology Innovation Forum cited in our annual report.

In the past ten years, treatment of these diseases has transformed from a hopeless world in which psychiatric hospitalization, electroshock therapy and frequently ineffective drugs were the only alternatives for patients contemplating suicide to a world in which clinical success is being reported routinely in the

public arena and being demonstrated in a number of well controlled clinical trials published in first tier journals.

However, the totality of evidence as we see it suggests that no single treatment will yield the long-term remission from the disease that Winston Churchill called his black dog, a disease that claims the life of well more than 500,000 Americans each year. The totality of evidence suggests that many patients require a combination of NMDA antagonist drugs or perhaps newer psychedelic therapies when they're approved, plus neuromodulatory therapies such as transcranial magnetic stimulation to achieve long-term remission.

All of these approaches are believed to work by a common pathway, namely raising the level of glutamate and other beneficial chemicals in the brain and causing the brain to form new healthy connections, otherwise known as synapses. Hope has signed nonbinding letters of intent to acquire three already profitable interventional psychiatry clinics. Our pipeline includes a number of additional clinics in Florida with whom we're in negotiation, as well as additional clinic groups in other geographies. We're in the process of drafting definitive acquisition documents and navigating the complexities of purchasing medical treatment facilities under state regulations. We're dedicated to building a Company that will bring life-saving treatments to patients and financial returns to our Investors.

Let's look at these programs in more detail. Suicidality is a national epidemic. Approximately 3.8 million Americans make an active plan to commit suicide each year according to the CDC. An American dies from suicide every 11 minutes and worldwide somebody dies from suicide every minute. Today, we are faced with a system where all patients who need life-saving precision psychiatry care with ketamine and other therapies are not routinely able to get it. Ketamine, for example, is available today almost exclusively to those who can afford to pay out of pocket and will remain so until FDA approval of ketamine for treating suicidal depression is obtained.

We've initiated filing of our NDA for NRX-100, our intravenous preservative free ketamine in the treatment of suicidal depression, an indication with no approved pharmacotherapies. This NDA is supported with efficacy data from multiple well controlled trials. As identified in our 10-K, we've accepted nonbinding potential terms from a commercial pharmaceutical company to license and distribute NRX-100 valued at potentially more than $300 million in milestones, plus a tiered double digit royalty. The issue of ketamine safety is one that will garner increased attention as the repeated use of ketamine becomes more widespread. Data from both primate and human studies show that repeated ketamine doses on the order of 60 doses or more of the currently available commercial intravenous ketamine may be toxic to the brain.

The currently available ketamine preparation was designed for single use of the product in anesthesia. Ketamine is currently sold in a multi-dose vial where it was anticipated that doctors would draw from the same vial for multiple doses. Back in the 1960s when this preparation was formulated, it was manufactured with a potentially toxic preservative, benzethonium chloride. While there's no evidence that benzethonium chloride is toxic at its current concentration for the intended use in anesthesia, its safety has never been shown or even proposed for repeated use. The manufacturers of benzethonium chloride identify it as caustic, toxic, and capable of causing severe burns. This class of preservatives has increasingly been removed from eyedrops because of clear evidence of toxicity to the cornea and conjunctiva, even at the currently allowed levels.

Chronic use of ketamine is associated in the literature with ulcerative cystitis, a dangerous bladder condition. This condition may be caused by the excretion of the preservative rather than by ketamine itself. Notably, there are no cases reported of interstitial cystitis following the use of SPRAVATO, a nasal form of esketamine that does not contain benzethonium chloride. Accordingly, we are filing a citizen's petition with the FDA to remove ketamine preparations with benzethonium chloride from the market until it can be shown safe for repeated use.

In light of our success in achieving long-term stability with preservative-free ketamine, the Company is also filing an abbreviated NDA or ANDA for preservative free ketamine for all currently approved human and veterinary uses of intravenous ketamine. Hence, although we will never lose sight of our core mission to treat lethal CNS diseases, including suicidal depression and PTSD, the market for NRX-100 may be far larger than originally anticipated. We have current manufacturing capability to supply one million vials of ketamine per month with the potential to scale up if needed.

The toxic preservative is not the only challenge with the old Vietnam-era ketamine formulation. It's supplied at a pH of less than four, which can be administered intravenously, but cannot be injected subcutaneously because it causes pain and may cause skin ulcers. If you raise the pH, ketamine precipitates out of solution. Those who have tried to give ketamine by mouth have learned that the resulting blood levels can be highly inconsistent. Similar problems have occurred with ketamine nasal spray.

While intravenous administration is completely reliable in achieving intended blood levels, this mode of administration requires skilled nurses in clinic facilities. An attractive alternative is to give ketamine subcutaneously in the same way that insulin and newer obesity drugs are given. That route of administration is only enabled by a pH neutral form of ketamine. We've now developed a patentable version of pH neutral ketamine that remains stable at room temperature and are HTX-100 and we expect to begin human bioequivalence studies this year. As is well known, bioequivalence is far simpler and less expensive to prove than safety and efficacy.

If we are successful in gaining FDA approval for NRX-100, we have the potential to expand the number of patients who currently benefit from this form of care many-fold. The current off-label use of ketamine in brain disorders is generally only available to patients who can pay out of pocket. We expect NRX-100, once approved, to be widely reimbursed, thus providing access to the vast majority of people in need, not just those with the means to spend thousands of dollars in cash for treatment.

NRX-100 represents a major opportunity for our Company given the current market for intranasal esketamine, J&J's SPRAVATO, which is already approximately $1 billion. The label states that it has not demonstrated anti-suicidal properties.

Now let's discuss NRX-101, our oral combination of D-cycloserine an NMDA receptor blocker and lurasidone, the standard of care in bipolar depression. Bipolar depression affects approximately seven million people in the U.S. Current treatment options all carry the risk of suicide and akathisia, a side effect of serotonin active antidepressants, which is closely related to suicide. People with bipolar depression and akathisia or suicidality are at imminent risk of self-harm. These patients need better treatment options urgently.

NRX-101 could represent a paradigm-changing breakthrough in the care of bipolar depression. In clinical trials, we've demonstrated comparable antidepressant effect to the leading antidepressant in this space with a statistically significant improvement in the safety of NRX-101 when compared to the standard of care, that is lurasidone. In our recently completed clinical trial presented at the American Society of Clinical Psychopharmacology, NRX-101 demonstrated a comparable ability to reduce symptoms of depression when compared to lurasidone. Critically, NRX-101 demonstrated a reduction in symptoms of suicidality and is the first oral antidepressant to reduce symptoms of akathisia, a potentially lethal side effect of nearly all antidepressants. This could represent a new paradigm for treatment of bipolar depression.

You may not have encountered the word akathisia before. However, key opinion leaders and patients who have suffered from akathisia regarded it as the worst side effect of antidepressants. Patients frequently describe it as a feeling of jumping out of their skin. Patients with akathisia are known to jump off roofs and in front of oncoming trains. Recently, a patient petitioned the British Columbia Supreme Court for the right to end her life rather than continue to suffer from akathisia. Patients have simply had to endure this side

effect in order to achieve the critical antidepressant effects that are needed to control bipolar depression. The data we presented at ASCP confirms data from our earlier STABIL-B trial demonstrating that NRX-101 is the first oral antidepressant to have effective antidepressant properties, while simultaneously decreasing akathisia in suicidality.

We believe this product profile could lead to NRX-101 becoming the drug of choice in bipolar depression. We're initiating the filing of an NDA for accelerated approval of NRX-101 for suicidal bipolar depression in patients at risk of akathisia. Given our strong data and the lack of treatment options for this group of people with bipolar depression, we and our regulatory council believe this to be a vital, unmet need and appropriate for consideration of accelerated approval. We plan to initiate filing in the early second quarter and anticipate a 2025 PDUFA date. The Company estimates that the market for the initial indication is over $2 billion, while the broad bipolar market could exceed $5 billion.

We've made substantial progress with Hope Therapeutics in recent months. During the second half of 2024, we began outlining the plan for Hope Therapeutics as a national and ultimately international network of interventional psychiatry centers that would combine neuroplastic treatments in an integrated and reproducible manner. The business model for Hope Therapeutics is analogous to that of companies who have been instrumental in making kidney dialysis reliable and reproducible in a manner that transformed the industry.

We've learned that ketamine alone is not sufficient to maintain remission from suicidality in many patients with depression and PTSD. In clinical settings, ketamine has rapidly achieved a 50% reduction in suicidal ideation in numerous trials and real-world settings. This magnitude and rapidity of effect is a dramatic improvement from the prior 50 years of experience with SSRI and other serotonin-targeted antidepressants. The critical element is maintaining and enhancing the ketamine effect. This will, in our view, require a full range of additional therapies.

In the fourth quarter, we announced our first major move to implement the Hope business plan when we announced the signing of a nonbinding letter of intent to acquire Kadima, LLC, a pioneering interventional psychiatry clinic in La Jolla, California. Kadima's founder, Dr. David Feifel, agreed to serve as Hope's Chief Medical Innovation Officer post-acquisition and you heard his presentation with me at the Sachs Forum. He is one of the first academic psychiatrists to move ketamine and TMS therapy to the community care model and is frequently featured in the national media such as Rolling Stone and on Peacock as one of the most knowledgeable experts in the safe and appropriate use of ketamine and other advanced therapies in mental health treatment.

Subsequent to the Kadima commitment, the Company was poised to contract to acquire and partner with nine facilities in Florida, aiming for 15 to 20 facilities in Florida by year-end 2025. The clinical centers that are being incorporated in this acquisition program are revenue generating and EBITDA positive centers that the Company believes can experience substantial revenue growth through the addition of a broader array of comprehensive services. Looking at the market, we estimate that the acquisition of 20 clinic networks, each with current revenue of approximately $5 million, will be required to meet the 2025 growth target.

On the financial front, the best-in-class clinics currently generates operating margins of around 30%, with significant opportunities for further growth. We expect funding for Hope to be independent of and thus non-dilutive to NRx shareholders. However, we expect that a portion of the earnings generated through Hope will support NRx's path to profitability and support our planned path to a spin-out of the Company and subsequent listing on a national stock exchange.

Further, we recently announced the closing of our third tranche of funding from Anson Funds, an institutional Investor bringing the total amount of financing to nearly $20 million. We anticipate that Hope Clinics will be

financed by traditional bank loans, supplemented by private equity and strategic lenders. We recently received a term sheet from a manufacturer of TMS technology to supplement funding from banks and similar financial institutions. As you've seen in our 10-K, we've substantially reduced operating expenses and are forecasting profitability on a going forward run rate basis by the end of 2025 with revenue and EBITDA from Hope Therapeutics, along with projected sales of our medications.

My first action when the Board asked me to assume the leadership of NRx was to invite Mr. Michael Abrams to become our first full time CFO. Mike has decades of experience as an investment banker, biotechnology executive, and Chief Financial Officer. He stepped into NRx just two months before the end of the fiscal year and achieved his first audit on time and with no material concerns raised by the auditors.

Now I would like Mike to review our financial results from 2024. Michael?

Michael Abrams

Thank you, Jonathan.

For the year ended December 31, 2024, NRx Pharmaceuticals reduced its loss from operations by approximately $9.3 million, or 33.5%, to $18.5 million, and $27.8 million for the year ended December 31, 2023. This change was primarily driven by a decrease in research and development expense.

For the year ended December 31, 2024, research and development expense decreased by approximately $7.2 million or 53.6% to $6.2 million, as compared to $13.4 million for the year ended December 31, 2023. This change is primarily driven by a decrease in clinical trial and development expense due to the conclusion of the Phase 2b/3 study for NRX-101.

Finally, general and administrative expense for the year ended December 31, 2024, decreased by approximately $7.7 million to $13.5 million as compared to $14.2 million for the year ended December 31, 2023. This change was primarily driven by a reduction in insurance and employee costs and partially offset by the increase in consulting fees related to the potential acquisition of several psychiatry clinics in support of the growth model for Hope Therapeutics.

As of December 31, 2024, we had approximately $1.4 million in cash and cash equivalents. As noted above, in January 2025, the Company completed two financings with aggregate gross proceeds of approximately $8.5 million. Management believes the current available cash resources will be sufficient to support ongoing operations through at least the end of 2025. NRx continues to implement operational efficiencies to extend cash runway and maintain focus on our path of generating revenue and value for our shareholders. Please see detailed financials on our Form 10-K filed with Securities and Exchange Commission, which will also be available on our website.

With that, I turn the call back to Jonathan. Jonathan?

Jonathan Javitt

Thank you, Michael.

The mission of NRx to prevent and treat suicidality in patients with depression and PTSD has continued to move forward. Over the last year, we've streamlined operations, we've retired toxic debt, we've capitalized the Company to move forward. Planned 2025 PDUFA dates for our two NDAs and continuing the development of Hope Therapeutics national network for care delivery are transformative steps for the Company and for the treatment of mental health in the United States.

I'd like to thank the NRx team, our Investors, and most importantly the patients who participated in our clinical trials for their steadfast support of our pursuit of this vision.

Operator, we're ready to take questions from the audience.

Operator

Thank you. Ladies and gentlemen, we will begin the question-and-answer session. Should you have a question, please press star followed by the one on your touchtone phone. You will hear a prompt that your hand has been raised. Should you wish to decline from the polling process, please press star followed by the two. If you are using a speakerphone, please lift the handset before pressing any keys. One moment, please, for your first question.

Your first question comes from Jason with D. Boral Capital. Your line is now open.

Jason Kolbert

Good morning, guys. Congratulations on all the progress. Couple of questions. Jonathan, you made a good argument for removing the preservative from ketamine. If you remove the preservative for ketamine, how does that change the formulation? For example, what do you do in its place?

Jonathan Javitt

When you say what do you do in its place, why do you need to do anything in its place?

Jason Kolbert

Why is it there in the first place? Does ketamine degrade?

Jonathan Javitt

Great question. The preservative was stuck in ketamine way back when, because an anesthesiologist would put it on the cart in the hospital and would draw out of the vial multiple times. Any time you stick more than one needle into a sterile vial, it's considered to be contaminated and to require a germicidal preservative in the bottle.

Jason Kolbert

Got you. Okay. Great.

Jonathan Javitt

As long as you have a single-use vial, by law you don't need a preservative. Now when we started this, people said, oh yes, but that preservative is critical to the stability and sterility of ketamine. It turns out not to be true. That turns out to be a novel and surprising finding. That's why we've pointed out that we've now got the ability to file for two year shelf stability at room temperature for preservative-free ketamine. You've seen this happen in the ophthalmology industry, where it was assumed that glaucoma eyedrops and other eyedrops that people use on a long-term basis would always be in a big bottle with a preservative in it. The same was true for artificial tears that people were used to buying in the drugstore.

Fifteen or more years ago, I was involved in research that showed that those preservatives are actually quite toxic to the cornea and the conjunctiva. That's why more often than not, people are buying artificial

tears in single-dose preservative-free vials. More and more of the prescription eye drops have been moved to single-dose preservative-free vials. If you read the material data sheet on benzethonium chloride, it's pretty frightening. The material data sheet says this product is caustic, it's toxic, it may cause severe burns. Clinical evidence is that it's anything but safe.

Jason Kolbert

Perfect. Thank you. I didn't make the connection during the call, but I got it now, and it makes perfect sense. Can you talk a little bit about the acquisition strategy to add more clinics this year and without giving guidance, just give us some rough idea on how that acquisition is going, what's the interest level, how many clinics out there, are there particular geographies that you'd like to focus on? Talk with us a little bit about what we should expect a year from now.

Jonathan Javitt

Florida has become a geography of focus for us, partly because we've identified a group of clinics that, in our view, are already doing it right. Not to paint with too broader brush, but you can find a ketamine clinic on every other street corner in the United States today. But many of them are clinics that do ketamine on Mondays and vitamin drips on Tuesdays and God knows what on Wednesday.

Organizations that know how to combine ketamine and in the future other psychedelic drugs with neuromodulatory technology like TMS are few and far between. These are tough patients to treat on a comprehensive basis, and anybody who says, come on in for your ketamine shot and go elsewhere for the rest of your care is not doing any patient any favors. That's why we retained BTIG and have partnered with BTIG to cast a broad net for clinics that we believe are doing it right and to use that platform of acquiring clinics as a basis for building out a nationwide network.

When we talk about the financing that's available, you're talking about a tiered risk financing. Our conversation so far suggests that commercial banks are prepared to finance up to 50% loan to value on fairly attractive commercial terms. Our conversation so far suggests that clinic owners are willing to take some piece of the acquisition in the form of Hope Therapeutic shares. That leaves financing in the middle, perhaps 20% to 30% of each acquisition that will come from Investors who expect a higher rate of return, but a rate of return that Hope can certainly afford to pay.

The capital stack from our perspective is not a major impediment to getting our initial acquisitions done. The hard work is, the pile of legal documents that are required to acquire any healthcare facility in the United States, especially in states that have corporate practice of medicine laws, and the due diligence that we have to do, both on the financial front and on the regulatory front on each acquisition to make sure that these are acquisitions we can put on the balance sheet and offer to our shareholders.

Jason Kolbert

Perfect. I completely understand. Thank you. One last question. In the press release, you talk a little bit about the potential for a ketamine deal, $300 million in milestones and tiered royalties, and the fact that you've received interest nonbinding term sheets. Can you expand a little bit about that because that certainly changes the Company's future and creates a very significant inflection point for Investors?

Jonathan Javitt

Yes, a deal is never done till it's done. But as we've moved closer to having a marketable drug, there's a real desire out there on the part of already commercial organizations to be able to offer such a drug to patients. I don't think anybody questions the size of the available market. Having a partner that already has

a sales force in the field could be more attractive than raising the money to launch the drug ourselves. We're gratified that commercial partners have started showing up. We've told our Investors what we can say today about what that might look like.

Jason Kolbert

Thanks, Jonathan. Very exciting times.

Operator

Your next question comes from Tom Shrader with BTIG. Your line is now open.

Thomas Shrader

Good morning. Thanks for taking the question. Good luck on the busy year. A follow-up on the last line of questionings. The ketamine clinic landscape in Florida, is it chunky? When you say you have nine facilities, is that one deal or is that nine independent negotiations? Should we look for this target to happen in big chunks? Then maybe if you could give us a little bit of color on having an ANDA and an NDA in front of the FDA at the same time. How unusual is that? Is it the same people that deal with it? Is your manufacturing packet enough for both? Just it's unusual to me and I thought you could talk a little bit about what it would look like at the FDA. Thank you.

Jonathan Javitt

On the ketamine front, I think you should expect acquisitions to be chunky, your word, to represent more than, in general, more than one clinic at a time. In the case of Kadima, which is a one-site facility, we started there because we've been unable to identify another clinic that's doing so many things right all at the same time. But in general, the clinics that are doing it well are doing it at multiple locations. We would expect that to be part of our acquisition path.

With regard to an ANDA and an NDA. The NDA is specifically to ask the division of psychiatry products to add the depression and suicidality indications to the ketamine label. Quite frankly, somebody probably could have come along and said, let's do that with the original formulation that has the preservative in it. But it's really a scientific exercise in attempting to prove safety and efficacy to the satisfaction of the review division while also satisfying the manufacturing side of FDA.

That same manufacturing package, that same Module 3 that we've already submitted, while it's necessary to the new drug approval application, while it's necessary to the psychiatry indications, it's both necessary and largely sufficient for an ANDA. Because under the ANDA, we're not seeking to change the label of ketamine. We're seeking to offer a preservative-free version of a drug that's already generic.

Thomas Shrader

The ANDA would be for analgesia?

Jonathan Javitt

The ANDA would have the same indications as the currently marketed forms of ketamine, but it wouldn't have the toxic preservative in it.

Thomas Shrader

Got it. Okay. Thanks for the color.

Operator

Your next question comes from Vernon Bernardino with H.C. Wainwright. Your line is now open.

Vernon Bernardino

Hi, good morning, everyone. Thanks for taking my question and congrats on the progress. Looks like it will be a busy second quarter. Regarding the terms with the commercial pharmaceutical company for NRX-100, do you anticipate that will be a second quarter announcement as far as the finalization of the deal?

Jonathan Javitt

We hope it may be. The deal is never done until it's done. On the other hand, we see the expression of interest as one that may even become broader. We have the resources to continue to move these applications forward. We don't need a commercial deal right now, but we would certainly welcome the right partner.

Vernon Bernardino

Great. In terms of the ketamine intended for intravenous use and removing benzethonium chloride, the idea there is single use. How easy would it be for a competitor to make their own single use presentations of ketamine for intravenous use?

Jonathan Javitt

There are a couple of challenges that anybody who wants to enter the market will have today. Certainly, the sponsor of ketamine, who owns the label, could certainly do it, if they wanted to. But if they don't already have a preservative-free formulation for stability, they've got a couple years of work before they can enter the market and file their ANDA.

Do we expect that we'll long-term have the ketamine market to ourselves? I think that's too much for anybody to expect for a market that's quite that large. But for a period of time, we may well. If some of the advice we've received that the preservative-free formulation we've engineered is surprising and ultimately stands up to patent review, we could have that marked to ourselves for longer than anticipated.

Vernon Bernardino

Thanks for that additional information. Then regarding the persistent psychiatry centers you intend to acquire; those are still projected to be ones you think will have run rates of about $5 million a year in revenue?

Jonathan Javitt

Or larger.

Vernon Bernardino

Okay. One of those you intend to acquire, you say three positions, one of those includes Kadima or these are in addition to Kadima?

Jonathan Javitt

That includes Kadima.

Vernon Bernardino

Okay. Then lastly for me, the term sheet with the publicly traded strategic Investor that manufactures TMS devices, they manufacture their own or several devices or…

Jonathan Javitt

Probably it wouldn't be appropriate for saying anything more at this time.

Vernon Bernardino

Okay. Great. (Multiple Speakes) Thanks for taking my question.

Jonathan Javitt

Thank you.

Vernon Bernardino

Yes, and congrats on the progress.

Operator

Your next question comes from Ed Woo with Ascendiant Capital. Your line is now open.

Edward Woo

Yes, congratulations on the progress. As you may potentially have NRX-100 and NRX-101 approval this year with the FDA, have you thought about what you might do internationally with both of them?

Jonathan Javitt

We've talked in previous calls and previous filings about relationships that we've developed in France, a European country that is highly focused on this disease. The French estimate that somebody becomes suicide in France every 45 seconds. As you know, one of the clinical trials that we're citing to FDA is a French government funded study conducted at seven French hospitals. It could be the largest study ever attempted in patients with suicidal depression.

Were that to continue to evolve and our relationship with Fondation FondaMental result in a European filing, that would certainly have resonance throughout Europe. We've not considered going beyond U.S. and Europe by ourselves. As you know, we've had relationships with Asia-Pacific entities. As we gain momentum, we expect that interest to increase at the same time.

Edward Woo

Great. Thanks for answering my questions. I wish you guys good luck. Thank you.

Operator

Ladies and gentlemen, I will now turn the call over to Matt for other questions.

Matthew Duffy

Thank you, Joelle. Jonathan, we have one other question electronically that came in and is regarding Hope. The question is that Hope sounds very interesting, but how does it directly benefit NRx shareholders that NRx owns the equity in Hope at this point?

Jonathan Javitt

Right now, Hope is an asset on the NRx balance sheet and to the extent that NRx continues to own shares of Hope Therapeutics, if Hope becomes profitable, those profits will roll up to the benefit of NRx. As other Investors come into Hope, those profits will devolve to the benefit of all Investors in Hope. But a prominent Investor is likely to remain NRx. We've talked about our desire to spin out Hope shares to those who own NRx stocks at the time of the spinout. Yes, it was disclosed last year. That was slowed down by a toxic lender who ultimately was guided by the court that they couldn't block the Hope spinout.

We continue to be in a position to move forward towards spinning out. Some of those shares need to make sure that we do it in a tax-free manner to NRx shareholders. But meanwhile, as long as Hope is on the NRx balance sheet, anything that Hope does devolves to the benefit of NRx shareholdings.

Matthew Duffy

Okay, thank you very much.

Everyone, that's all the time we have for questions today. Thank you, everyone, for joining us this morning. We're extremely excited about the year ahead and with our two potential drug approvals and a subsidiary targeting multiple profitable mental health clinics.

This concludes the NRx Pharmaceuticals fourth quarter 2024 results conference call. Thank you all for participating and have a great day.

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your line.